UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

INNOVIVA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 10, 2017, Sarissa requested that Innoviva, Inc. (the “Company”) provide certain of its books and records pursuant to Section 220 of the Delaware General Corporation Law.  The Company offered to provide Sarissa with certain of the confidential materials it requested subject to executing a confidentiality agreement.  On March 21, 2017, Sarissa filed a complaint in the Delaware Court of Chancery, demanding that the Company provide books and records pursuant to Section 220 of the Delaware General Corporation Law.  Sarissa additionally requested that the Court grant a motion to expedite so that a trial would be held prior to the Company’s annual meeting.  On March 27, 2017, the Company provided Sarissa with certain of the confidential books and records requested pursuant to an executed confidentiality agreement.  At a hearing held on March 28, 2017, the Court denied Sarissa’s motion to expedite.  In connection with the hearing, the Company agreed to provide minutes of recently completed Nominating/Corporate Governance Committee meetings responsive to Sarissa’s demand as they become available for production.  The Company continues to believe that Sarissa’s complaint is without merit.